Exhibit 10.2

Kraft Foods Deutschland
Pension Scheme
ʺSupplementary Benefits 2005ʺ/
Deferral
(Non-Qualified Deferred Compensation Plan)

Kraft Foods supplementary payments are intended to complement the payments received from the statutory pension scheme, Kraft Foods' pension scheme Plan 1996 and other company and private pension schemes, in the event of inability to work or death.
The required financial funds to finance the supplementary payments will be raised from deferred compensation and from additional contributions made by the company.
The benefits from these company supplementary payments will not be credited to payments from other company provision regulations.
Kraft Foods supplementary payments are not linked with already existing company pension commitments (for example, pension scheme plan 1996, HPK, direct insurance). Therefore the non-forfeiture periods for supplementary payments and the already existing pension commitments run separately from one another in accordance with §1b, paragraph 1 of the BetrAVG [Law for the Improvement of the Company Pension Scheme].
I.Participation
Those entitled to participate are employees who are Band I+ on 30 September of a given year and who by the end of the calendar year of the first or repeated participation have not yet had their 60th birthday.
Employees, who at the point of the first or repeated participation are suffering a reduction in earning capacity or have applied for benefits on account of reduction in earning capacity to the statutory pension insurance provider or another provider are not entitled to participate or to participate any longer.
There is no legal right to participate in the supplementary payments. The company can offer employees the opportunity to participate annually. The employee may accept such an offer by 31 October.

II.Type of benefits Payments

1.	Benefits from Supplementary Payments include:
a)Retirement Benefits
b)Deferred Retirement Benefits
c)Invalidity Benefits
d)Survivors' Benefits

2.	Retirement Benefits
If a participant leaves the company after their 60th birthday, they shall receive pension capital as retirement benefit.

3.	Deferred Retirement Benefits
If the participant leaves the company after their 61st birthday or asks for the pension capital only after their 61st birthday, then they shall receive the pension capital as a deferred retirement benefit.

4.	Invalidity Benefits
If the participant leaves the services of the company before their 60th birthday because of anticipated long-term or partial reduction in earning capacity in accordance with § 43 of the SGB VI or because of incapacity to work in accordance with § 240 of the SGB VI [Code of Social Law], then they shall receive the pension capital as invalidity benefits.

5.	Survivors' Benefits
Should the participant die before their 60th birthday, the surviving spouse or partner in accordance with § 1 of the LPartG shall have a claim to the pension capital as survivors' benefits.
If there is no surviving spouse or partner, the children of the marriage (or the children considered to be on equal terms in accordance with the BGB [German Civil Code] and § 31, paragraph 3 and 4, sentence 1, items 1 to 3 of the EStG [Income Tax Law]) shall have equal claim to the death benefits.
III.Amount of Benefit Provisions

1.	Retirement benefits

a)
With respect to retirement benefits, the amount specified by the participant in a given calendar year for the purpose of additional provision will be allocated by the company (employee's contribution).

b)	In addition, the company allocates a contribution to the retirement benefits (employer's contribution).

c)
The allocated contributions are converted into capital units using capitalization factors in accordance with the attached payments table. In the attached tables the resulting capital units are shown based on €1,000 payment reallocation or represent the company's contribution. These are to be converted using the actual contributions. The capitalization rate is determined in accordance with the completed year of life at the end of the respective calendar year in which the payment used for the provision would have been due. The relevant factors are summarized in the attached table which is an integral part of this pension scheme. In the event of multiple selections credited to the pension, the total pension capital to be paid is calculated by adding the capital units accrued up to the occurrence of the insured event.

2.	Deferred Retirement Benefits

If the retirement benefits are accessed only after the 60th birthday has passed, the pension capital will increase by 6 percent per full calendar year of the deferment, up to a maximum of 30 percent.

3.	Invalidity Benefits and Surviving Dependents' Benefits
The pension capital as an invalidity benefit and surviving dependents' benefit is calculated like the retirement benefit in the same way as item 1.
IV.     Information concerning non-forfeiture

1.
If a participant leaves the service of the company before the insured event takes effect, the benefits, which arise from the employee's contribution in accordance with item III 1a, shall be maintained to the full amount.

2.
The benefits, which arise from the employer's contribution in accordance with item III 1 b), shall be maintained at the full amount if, when leaving [the company] the initial participation in this additional supplementary benefit began at least three years beforehand.

3.	The payment of the sustainable entitlement to the pension shall be deferred until the commencement of the insured event in accordance with item II 2. – 5.
V.     Information concerning payment

1.
The payment of the capital sum available at the commencement of the insured event takes place in ten equal annual installments in January in each case. The first payment takes place in the January of the calendar year following the commencement of the insured event.

2.
The payments end in each case at the latest after a total of ten annual installments paid. In the event of the death of the participant the annual installments which have not yet been paid of the ten annual installments will be paid to the surviving spouse or partners in accordance with § 1 LPartG [Law of Civil Unions] and/or the surviving children.

3.	If payments are due to surviving children, these will be paid pro rata for each surviving child.

4.
The payments can also be paid on commencement of the insured event in a one-off capital sum upon written application from the participant or written application by the surviving relatives and with the agreement of the company. This application must be received by the Human Resources (HR), Compensation and Benefits (C&B) department at the latest four weeks before the first payment date.

VI.     Adjustment
If the payments are not paid in accordance with item V 4 as a one-off capital payment, they will be adjusted as follows:

a)	The single, paid annual installment shall increase per calendar year by 4 per cent; this shall take place for the first time with payment of the second annual installment.

b)
This contractual adjustment in accordance with point 1 will be off set by the legal obligation to assess adjustments in accordance with § 16 of the BetrAVG [Law for the Improvement of the Company Pension Scheme].

c)
If the contractual adjustment in accordance with point 1 has resulted in a higher adjustment than would have been required in accordance with § 16 of the BetrAVG, then this excess adjustment will be taken into consideration in later adjustment assessments in accordance with § 16 of the BetrAVG.

VII.    Legal Relationships towards third parties

1.	The participant may not transfer, lend or pledge entitlements to payments within the company supplementary benefits. Any transfers, loans or pledges made shall be considered invalid by the company.

2.
Participants and recipients of payments are obliged to inform the company immediately of all relevant information concerning company supplementary benefits. In particular, a tax card and the pension approval certificate from the pension insurance provider responsible must be submitted to the company for the duration of the pension payments.

VIII.    Data Protection

The company shall transfer protected data to third parties in connection with this pension plan if this is necessary to implement it according to the rules. The regulations of the Federal Data Protection Law concerning data transfer shall be observed. The addresses of the respective recipients of the data shall be notified to you on request by the Human Resources (HR) Compensation and Benefits (C&B) department.
IX.     Effective Date
This pension plan shall come into efffect from 1 September 2005; it replaces the version of the pension plan dated 01. December 1995.
Bremen, 01.09.2005

/s/ Hartmut Schröder	/s/ Aggi Bormann
Hartmut Schröder	Aggi Bormann

Payment Table

Age	Capitalization Rate	Financing Contribution	Capital Units
31	5,3821	1.000,00 EUR	5.382,10 EUR
32	5,0761	1.000,00 EUR	5.076,10 EUR
33	4,7893	1.000,00 EUR	4.789,30 EUR
34	4,5167	1.000,00 EUR	4.516,70 EUR
35	4,2608	1.000,00 EUR	4.260,80 EUR
36	4,0209	1.000,00 EUR	4.020,90 EUR
37	3,7922	1.000,00 EUR	3.792,20 EUR
38	3,5778	1.000,00 EUR	3.577,80 EUR
39	3,3772	1.000,00 EUR	3.377,20 EUR
40	3,1878	1.000,00 EUR	3.187,80 EUR
41	3,0102	1.000,00 EUR	3.010,20 EUR
42	2,8417	1.000,00 EUR	2.841,70 EUR
43	2,6824	1.000,00 EUR	2.682,40 EUR
44	2,5336	1.000,00 EUR	2.533,60 EUR
45	2,3923	1.000,00 EUR	2.392,30 EUR
46	2,2599	1.000,00 EUR	2.259,90 EUR
47	2,1345	1.000,00 EUR	2.134,50 EUR
48	2,0165	1.000,00 EUR	2.016,50 EUR
49	1,9044	1.000,00 EUR	1.904,40 EUR
50	1,7989	1.000,00 EUR	1.798,90 EUR
51	1,6989	1.000,00 EUR	1.698,90 EUR
52	1,6046	1.000,00 EUR	1.604,60 EUR
53	1,5156	1.000,00 EUR	1.515,60 EUR
54	1,4316	1.000,00 EUR	1.431,60 EUR
55	1,3519	1.000,00 EUR	1.351,90 EUR
56	1,2763	1.000,00 EUR	1.276,30 EUR
57	1,2039	1.000,00 EUR	1.203,90 EUR
58	1,1343	1.000,00 EUR	1.134,30 EUR
59	1,0666	1.000,00 EUR	1.066,60 EUR
60	1,0000	1.000,00 EUR	1.000,00 EUR